Exhibit 99.2

FOXO Technologies

Year Ended December 31, 2022 Business Update & Strategy Call

Conference Call Script

OPERATOR

Hello and welcome to the FOXO Technologies business update call for the year ended December 31, 2022.

Prior to this call, FOXO issued its financial results for 2022 in a press release, a copy of which will be furnished in a report on Form 8-K filed with the SEC and will be available in the Investor Relations section of the company’s website at www.foxotechnologies.com. You can find the link to the Investor Relations section at the top of the homepage.

Joining us on today’s call are FOXO’s Interim-CEO and Chief Technology Officer, Tyler Danielson, its COO, Taylor Fay, and its CFO, Robby Potashnick. Following their remarks, we will open the call for questions. Before we begin, [Aisha Branch from FOXO Technologies] will make a brief introductory statement.

Mrs. Branch?

Aisha

Thank you. Hello everyone and welcome to the FOXO Technologies 2022 business update call. On this call, we will be recapping our activities in 2022 and providing an overview of the company’s strategy for 2023 and beyond. Before management begins their formal remarks, we would like to remind everyone that some statements we are making today may be considered forward-looking statements under securities law and involve risks and uncertainties. As a result, we caution you that there are many factors, many of which are beyond our control, which could cause actual results and events to differ materially from those described in the forward-looking statements. For more detailed risks, uncertainties, and assumptions relating to our forward-looking statements, please see the disclosures in our earnings release and public filings made with the Securities and Exchange Commission. We disclaim any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law. We will also discuss non-GAAP financial metrics and encourage you to read our disclosures and the reconciliation tables to applicable GAAP measures in our earnings release carefully as you consider these metrics. We refer you to our filings with the Securities and Exchange Commission for detailed disclosures and descriptions of our business, as well as uncertainties and other variable circumstances, including but not limited to risks and uncertainties identified under the caption ‘Risk Factors’ in our filings. You may get FOXO’s Securities and Exchange Commission filings for free by visiting the SEC Web site at www.sec.gov.

I would also like to remind everyone that this call is being recorded and will be made available for replay via a link available in the investor relations section of FOXO’s website.

Now, I will turn the call over to FOXO’s Interim-CEO and Chief Technology Officer, Tyler Danielson.

Tyler?

Tyler Danielson, Interim-CEO and Chief Technology Officer

Thank you Aisha, and thank you stockholders for joining us today. We’re going to cover a variety of topics that will highlight the opportunity that lies before us, how we plan to capture that opportunity, and the financial and operational steps we have taken to do so. I feel great about the future we have been working towards and can’t wait to share what we have been up to.

This being our inaugural call as a public company, I would like to spend some time reintroducing you to our story by briefly discussing FOXO as a leader in commercializing epigenetic biomarkers of health and aging and their application in the life insurance industry.

At its core, FOXO is a technology and science company focused on optimizing human health-span and lifespan. Many, if not most, of the leading causes of death occur as we age, and unsurprisingly, there are scientifically identifiable biological mechanisms behind this. As we begin to understand the biological science behind aging, we may in fact be able to stave off disease, stay healthier for longer, and… live longer. That’s the basis behind “longevity science” and what we are pursuing.

We are commercializing an area of longevity science called epigenetics, which is the science around gene expression. As some of you may already know, DNA, or the human genome, has been referred to as the “blueprints” for life. And, these blueprints are drawn up when you’re born. Brown hair, green eyes, tall, short, and a million different combinations of the sort.

“EPI-genetics”… how our genes are expressed… can change in response to aging, environmental factors, such as sun exposure and pollution, and lifestyle factors, such as smoking and drinking. This natural fact serves to explain why two genetically identical twins, can have dramatically different health and wellness outcomes as they age. FOXO’s unique use case for this science lies in identifying patterns of DNA methylation (or gene expression) that correlate to the very impairments that life insurance underwriters are trying to assess. Historically, insurers have attained these clinical biomarkers through numerous, and rather invasive collection methods, such as blood and urine specimens, and/or medical records. And they currently use legacy technologies to price risk. Simply put, the life insurance industry is ripe-for-change. And that’s what we are working toward… The disruption of a trillion-dollar industry.

Using artificial intelligence and machine learning, we look to decipher these epigenetic patterns and clinical biomarkers, to gain biological insights into individuals, based on one single biological sample… a simple - non-invasive - mail-in - saliva sample.

As to not mince words… spit in a tube, and our technology can potentially replicate decades of uncomfortable, annoying, invasions on the customer’s life, and at the same time, provide insurance companies the same, if not better! data, with which to price their policies.

We believe this technology can revolutionize the insurance industry by aligning the interests of insurance companies, their agents, and consumers.

Our goal is to do this by providing consumers and insurance companies with novel epigenetic data in reports that they can read and understand. The longevity report is already available as an addition to life insurance policies and we are exploring plans to expand this “Longevity Report” to other use cases. Consumers are more in-touch and interested in their health than ever before, and we are actively pursuing the multitude of applications for this science to benefit their lives.

To be clear, the goal of our products is to:

●	Provide the end consumer with new, important information like their biological age and potential risk factors that may reduce their lifespan that will tell them what they can do to live not only a longer but healthier life;

●	Allow agents to better guide their customers through financial insights into whether they are aging slower or faster, and how to plan accordingly; and

●	Ensure that insurance companies have a clear line of sight on the risk they are pricing, through science-based evidence that better informs their underwriting process.

We believe are adding value for all parties… customers, agents, and insurance companies… and that is something to be excited about.

When I became Interim CEO in November of last year, I decided to start the year by holding ourselves accountable to a manner of operational excellence that our stockholders deserve. The leadership team and I wanted to start fresh by reviewing every aspect of our business from the vision and mission, down to specific employee goals, and even…. our strategy for creating a strategy.

Our vision is to “Improve and optimize human healthspan and lifespan.”, and we believe that aligning with the goals of the insurance industry can provide the financial incentives to help improve human health.

Life insurance is one example of a major industry whose goal of having you live longer and healthier is perfectly aligned with our longevity mission. If people die younger than expected, claims go up and their margins go down. Longevity science serves as the conduit through which the consumers’ interests and insurance companies’ interests become aligned.

Along with an adjustment to our Vision and Mission, we set core values to guide our daily work as a team. We are a group of future-focused leaders who collaborate closely together and efficiently work through changes. Specifically, we plan to change and will work to adapt as we see fit to our customers, the market, and our future competitors. These are important and we’ve been working since the end of 2022 to make sure we have the right people aligned with our overall direction. And I feel that the right team is in place to serve our priorities.

We have reset all of our strategic goals, or more specifically, our objectives and key results (or, OKRs) to align with these goals, reducing, or outright eliminating much of the non-core work that we felt was taking away from our most important objectives.

Our strategic realignment allows us to focus on the most viable path forward. We have streamlined our organization, reduced operating expenses, and are a smaller team than we were 6 months ago. We realized that we couldn’t do everything we wanted to do, as excited as we were about the ideas we have. This meant aligning the team from the very top on down. Every objective that anyone working at FOXO is connected and moves the company in the same direction. We let go of things that didn’t move us quickly towards revenue and reduce risk of overexposing ourselves to a difficult market. Our narrowed strategy is meant to go directly after what we’ve tested and learned in the market and know will work.

With that said, I’d like to introduce our new Chief Operating Officer, Taylor Fay. Taylor has been with FOXO since 2018 as one of the first 5 employees and is spearheading our short and long-term strategy planning & execution. I’ll pass it on to him to chat through what we’ve been doing.

Taylor Fay, Chief Operating Officer

Thanks, Tyler. I’m thrilled to be a part of this dynamic hardworking team and am looking forward to taking this company forward with a disciplined focus and excitement around bringing additional products to market in 2023.

We have reorganized our workstreams around a much more focused OKR framework so that we can guide the daily tactical work of the team and connect that work to the overall focus of the company.

From a business standpoint, we see the use of a non-invasive saliva-based test as an industry-changing opportunity for life insurers. This is our top long term company priority, and we want our resource use to reflect that. One key challenge that we aim to manage is the cost of testing, and we see many opportunities to reduce it.

In collaboration with a major research institution, we have generated one of the largest epigenetic datasets with decades of follow-up data on health and mortality measures. We are now entering the analytic phase in collaboration with top academic scientists to accelerate the research and further inform our product development activities.

In summary, the three core objectives for our business are:

●	One - Create an engaging customer experience that helps our customers live longer and healthier;

●	Two - Sell Life insurance that is designed to keep you alive; and,

●	Three – Bring an underwriting tool to market

I will now turn the call over to our CFO Robby Potashnick to discuss our financials.

Over to you Robby

ROBBY POTASHNICK – CFO

Thank you, Taylor and hello everyone. I'll now recap our financial results for the year ended December 31st, 2022. For the year ended December 31st, 2022, net loss was $95.3 million or $8.40 per share, compared with a net loss of $38.5 million or $6.61 per share during the same period in 2021. Increases in operating expenses drove nearly half of the increase in net loss with a large portion related to equity-based compensation. Non-operating expenses were responsible for the remaining change. These primarily related to the forward purchase agreement and changes in fair value measurements.

Adjusted EBITDA provides additional insight into our underlying, ongoing operating performance and facilitates period-to-period comparisons by excluding the earnings impact of interest, tax, depreciation and amortization, investment impairment, non-cash change in fair value of convertible debentures, and equity-based compensation. Management believes that presenting Adjusted EBITDA is more representative of our operational performance and may be more useful for investors. A reconciliation of net loss to Adjusted EBITDA can be found in our annual report. For the year ended December 31st, 2022, ADJUSTED EBITDA was $(19.8) million compared with ADJUSTED EBITDA of $(15.0) million during the same period in 2021. We had substantial non-cash activities in both periods primarily related to fair value measurements and equity-based compensation, including amounts related to the consulting agreement and other third parties compensated in stock. Additionally, for the year ended December 31, 2022, ADJUSTED EBITDA includes an addback related to the Forward Purchase Agreement as this agreement was canceled and represents a non-recurring charge related to capitalization activities.

Research and development expenses were approximately $3 million for the year ended December 31, 2022, compared to $4.9 million for the year ended December 31, 2021.

Selling, general and administrative expenses were $27.2 million for the year ended December 31, 2022, compared to $10.3 million for the year ended December 31, 2021. The increase was primarily related to the stock based compensation to third parties, the amortization of our intangible assets and cloud computing arrangements, and implementation of our business plan, including efforts to support the long-term growth of our business. One of our main initiatives has been to maintain financial discipline. As part of our business plan, we have simplified our operations and have taken actions to significantly reduce expenses, preserving capital. FOXO Life Insurance Company, was divested, gaining us access to approximately $4.7 million that was previously held as statutory capital and surplus.

We are actively seeking ways to further capitalize the Company to execute on our business plan that Tyler and Taylor just detailed.

That completes my financial summary.

Now, I will turn the call over to Tyler for closing remarks.

Closing – Tyler Danielson, Interim-CEO, Chief Technology Officer

Thanks Robby.

We have been moving quickly to get the right strategy in place to increase adoption and grow revenue. We are also working hard on bringing more value to what epigenetic testing currently is and thinking about how after multiple tests we can show achievement in a way people can improve their lives both immediately, and over time, as they age.

We are very excited about epigenetic science and where this is all going. While the insurance market is historically slow to change, we feel we have a value proposition.

We also know that the market is going to evolve and we are actively looking for ways to adapt to our customer's needs and their agents who need us. We believe the opportunity is very large here and we intend to go right at it.

Thank you, stockholders. I’ll now pass it back to the operator to close out the meeting.

Close Meeting

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